PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                      Dated January 5, 2004
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2009

                        --------------------------------

       We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series E (Euro Fixed Rate Senior Bearer Notes Due 2009) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

       We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

       We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:           JPY 3,500,000,000

Maturity Date:              January 20, 2009; provided that if such day is not
                            a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date
  (Original Issue Date):    January 23, 2004

Interest Accrual Date:      January 23, 2004

Issue Price:                99.99%

Specified Currency:         Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:              100%

Initial Redemption
  Percentage:               N/A

Annual Redemption
  Percentage Reduction:     N/A

Optional Repayment
  Date(s):                  N/A

Maximum Interest Rate:      N/A

Minimum Interest Rate:      N/A

Interest Rate:              .95% per annum

Interest Payment Dates:     Each January 20, commencing January 20, 2005;
                            provided that if any such day (including the maturity date) is not a business day, that interest payment will be made on the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment will be made on the immediately preceding business day; provided further that no adjustment will be made to any interest payment made on that succeeding or preceding business day.

Interest Payment Period:    Annual

Denominations:              JPY 100,000,000

Business Day:               Tokyo, New York and London

Common Code:                018359685

ISIN:                       XS0183596856

Other Provisions:           None


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY